Exhibit (j)(2)


                             [LETTERHEAD OF DECHERT]


February 28, 2001


Pilgrim Bank & Thrift Fund, Inc.
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

Re:  Pilgrim Bank & Thrift Fund, Inc.
     (File Nos. 333-33445 AND 811-4504)

Dear Sirs:

We hereby consent to all references to our firm in Post-Effective Amendment No. 11 to the Registration Statement of Pilgrim Bank & Thrift Fund, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.


Very truly yours,

/s/ Dechert